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                                                                     EXHIBIT 4.5

                               AMENDMENT NO. 1 TO
                              THE PMI GROUP, INC.
                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

          THE PMI GROUP, INC., having adopted The PMI Group, Inc. Stock Plan for Non-Employee Directors (the "Plan") and having amended and restated the Plan on two previous occasions, hereby amends the last sentence of Section 7.5 of the Plan, effective as of November 12, 1998, to read as follows:

          Notwithstanding the foregoing, the Participant may, to the extent provided in the Plan and in a manner specified by the Committee, transfer an Option by bona fide gift and not for any consideration, to
          (a) a member of the Participant's immediate family, (b) to a trust for the exclusive benefit of the Participant and/or a member or members of the Participant's immediate family, or (c) a partnership or limited liability company whose only partners or members are the Participant and/or a member or members of the Participant's immediate family.

          IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.


                                              THE PMI GROUP, INC.

Dated: ______________, 1998                   By _____________________________
                                                 Title: